Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	William C. McCartney
Chief Financial Officer

		Telephone:	(978) 688-1811
		Fax:	(978) 688-2976

WATTS WATER TECHNOLOGIES REPORTS FIRST QUARTER 2010 RESULTS

North Andover, MAMay 4, 2010.  Watts Water Technologies, Inc. (NYSE: WTS) today announced results for the first quarter ended April 4, 2010.  Sales for the first quarter of 2010 were $319.3 million, an increase of $28.6 million, or 10%, compared to the first quarter of 2009. Net income for the first quarter of 2010 was $11.9 million, or $0.32 per share, compared to $3.4 million, or $0.09 per share, for the first quarter of 2009.

Net income for the first quarters of 2010 and 2009 includes the following after-tax items:

	2010		2009
	Amount in $ millions	Diluted EPS Effect	Amount in $ millions	Diluted EPS Effect

Loss from discontinued operations	($0.3)	($0.01)	($0.7)	($0.02)

Impairment charges	($0.1)	-	($0.2)	($0.01)

Restructuring/other charges	($4.1)	($0.11)	($4.7)	($0.12)

Restructuring and other charges in 2010 were primarily for severance and other costs from the recently announced restructuring program in France and a tax charge related to the sale of an entity in China.  The 2009 restructuring charges primarily relate to a tax charge of $3.9 million, or $0.11 per share, relating to previously realized tax benefits.

Income from continuing operations for the first quarter of 2010 increased by $8.1 million to $12.2 million, or $0.33 per share, compared to $4.1 million, or $0.11 per share, for the first quarter of 2009.  Favorable foreign currency movements positively affected income from continuing operations by $0.02 per share in the first quarter of 2010.

Patrick S. O’Keefe, Chief Executive Officer, commented, “We were encouraged by the increased levels of activity in the first quarter, both in the retail and wholesale markets in the U.S. Although there were four additional workdays in the first quarter of 2010, which affected quarter over quarter comparisons, we also experienced an increase in orders and noticed some minor customer restocking. Europe also performed well, with stronger quarterly results than in the previous year.”

Commenting on first quarter sales, Mr. O’ Keefe noted, “Sales increased 10% from the same quarter last year with an organic sales increase of $19.6 million, or 7%, and favorable changes in foreign exchange rates of $9.0 million, or 3%.

“Sales in our North American segment increased for the first quarter of 2010 by $21.0 million, or 12%, to $198.5 million compared to $177.5 million for first quarter of 2009.  This increase was the result of an increase in organic sales of $18.2 million, or 10%, and by favorable foreign exchange movements of $2.8 million, or 2%, associated with the strengthening of the Canadian dollar versus the U.S. dollar.

“Organic sales in our North American wholesale market for the first quarter of 2010 increased 9% as compared to the first quarter of 2009.  Organic sales in our North American home improvement retail market increased 14% for the first quarter of 2010 compared to the first quarter of 2009. The increase in both the wholesale and retail markets sales were primarily from increased sales volumes.

“We derived 37% of our total sales for the first quarter of 2010 from our European segment. European sales increased $8.3 million, or 8%, to $116.5 million compared to $108.2 million for the first quarter of 2009.  This increase was the result of an increase in organic sales of $2.1 million, or 2%, and favorable foreign exchange movements of $6.2 million, or 6%, associated with the strengthening of the Euro versus the U.S. dollar. The organic sales increase was primarily attributable to increased sales in the European wholesale market.

“Sales in our China segment in the first quarter of 2010 decreased $0.7 million, or 14%, to $4.3 million, compared to $5.0 million for the first quarter of 2009 due to organic sales volume declines.”

Mr. O’Keefe concluded, “Our operating income for the first quarter of 2010 increased by $10.5 million, or 68%, to $26.0 million as compared to $15.5 million in the first quarter of 2009. Organic operating earnings increased $11.8 million, or 76%, and foreign exchange movements were favorable by $1.2 million, offset in part by increased net restructuring costs and asset impairments of $2.5 million.  Operating margins in the first quarter of 2010 increased by approximately 2.8% to 8.1% as compared to 5.3% in the first quarter of 2009. Restructuring costs and impairment charges decreased operating margins in the first quarter of 2010 and the first quarter of 2009 by approximately 1.3% and 0.5%, respectively.  Compared to last year, our operating margins were positively affected by favorable commodities costs and efficiencies realized through our LEAN programs, partially offset by higher general and administrative expenses, primarily for legal and personnel related costs.”

We completed the sale of Watts Valve (Changsha) Co., Ltd., formerly an indirect wholly-owned subsidiary of the Company in January 2010. As previously disclosed, we have conducted an investigation into payments made by employees of Watts Valve (Changsha) Co., Ltd., to employees of state-owned agencies in China.  Such payments may violate the United States Foreign Corrupt Practices Act. We have voluntarily disclosed this matter to the United States Department of Justice and the Securities and Exchange Commission. We cannot predict the outcome of this matter at this time or whether it will have a materially adverse impact on our financial condition or results of operations.   Therefore, we are presently unable to estimate an amount of probable loss or a range of loss related to this matter.

Watts Water Technologies, Inc. will hold a live web cast of its conference call to discuss first quarter results for 2010 on Tuesday, May 4, 2010, at 5:00 p.m. Eastern Time. This press release and the live web cast can be accessed by visiting the Investor Relations section of the Company's website at www.wattswater.com. Following the web cast, an archived version of the call will be available at the same address until May 4, 2011.

The Company's 2010 Annual Meeting of Stockholders will be held at 9:00 a.m. on Wednesday, May 12, 2010 at The Andover Country Club, 60 Canterbury Street, Andover, Massachusetts.

Watts Water Technologies, Inc. is a world leader in the manufacture of innovative products to control the efficiency, safety, and quality of water within residential, commercial, and institutional applications. Its expertise in a wide variety of water technologies enables it to be a comprehensive supplier to the water industry.

This Press Release includes statements that are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Watts Water Technologies’ current views about future results of operations and other forward-looking information.  In some cases you can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should” and “would” or similar words. You should not rely on forward-looking statements because Watts’ actual results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors.  These factors include, but are not limited to, the following:  the current economic and financial condition, which can affect levels of housing starts and remodeling, affecting the markets where the Company’s products are sold, manufactured, or marketed, shortages in and pricing of raw materials and supplies, loss of market share through competition, introduction of competing products by other companies, pressure on prices from competitors, suppliers, and/or customers, changes in variable interest rates on Company borrowings, identification and disclosure of material weaknesses in our internal control over financial reporting, failure to expand our markets through acquisitions, failure or delay in developing new products, lack of acceptance of new products, failure to manufacture products that meet required performance and safety standards, foreign exchange rate fluctuations, cyclicality of industries, such as plumbing and heating wholesalers and home improvement retailers, in which the Company markets certain of its products, environmental compliance costs, product liability risks, the results and timing of the Company’s manufacturing restructuring plan, changes in the status of current litigation, the outcome of our investigation into potential violations of the Foreign Corrupt Practices Act  and other risks and uncertainties discussed under the heading “Item 1A. Risk Factors” in the Watts Water Technologies, Inc. Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities Exchange Commission and other reports Watts files from time to time with the Securities and Exchange Commission.  Watts does not intend to, and undertakes no duty to, update the information contained in this Press Release, except as required by law.

WATTS WATER TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in millions, except per share information)
(Unaudited)

	First Quarter Ended
	April 4,	March 29,
	2010	2009
STATEMENTS OF INCOME

Net sales	$319.3	$290.7

Income from continuing operations	$12.2	$4.1
Loss from discontinued operations	(0.3)	(0.7)
Net income	$11.9	$3.4

DILUTED EARNINGS PER SHARE

Weighted Average Number of Common Shares & Equivalents	37.3	37.0

Income (loss) per Share
Continuing operations	$0.33	$0.11
Discontinued operations	(0.01)	(0.02)
Net income	$0.32	$0.09

Cash dividends per share	$0.11	$0.11

WATTS WATER TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in millions, except share information)
(Unaudited)

	April 4,	December 31,
ASSETS	2010	2009
CURRENT ASSETS:
Cash and cash equivalents	$252.7	$258.2
Short-term investment securities	6.3	6.5
Trade accounts receivable, less allowance for doubtful accounts of
$9.6 million in 2010 and $7.5 million in 2009	196.2	181.3
Inventories, net:
Raw materials	102.7	88.0
Work in process	24.2	36.5
Finished goods	137.7	142.2
Total Inventories	264.6	266.7
Prepaid expenses and other assets	23.6	22.1
Deferred income taxes	36.1	35.4
Assets held for sale	11.2	11.3
Assets of discontinued operations	10.4	23.1
Total Current Assets	801.1	804.6

PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment, at cost	442.5	454.9
Accumulated depreciation	(243.0)	(248.4)
Property, plant and equipment, net	199.5	206.5

OTHER ASSETS:
Goodwill	414.0	425.1
Intangible assets, net	143.6	151.2
Deferred income taxes	3.0	3.0
Other, net	8.4	8.8
TOTAL ASSETS	$1,569.6	$1,599.2

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$105.3	$102.3
Accrued expenses and other liabilities	110.8	105.9
Accrued compensation and benefits	36.7	45.9
Current portion of long-term debt	50.9	50.9
Liabilities of discontinued operations	0.8	9.8
Total Current Liabilities	304.5	314.8

LONG-TERM DEBT, NET OF CURRENT PORTION	303.6	304.0
DEFERRED INCOME TAXES	40.2	43.0
OTHER NONCURRENT LIABILITIES	54.5	57.8

STOCKHOLDERS' EQUITY:
Preferred Stock, $.10 par value; 5,000,000 shares authorized;
no shares issued or outstanding	-	-
Class A Common Stock, $.10 par value; 80,000,000 shares authorized;
1 vote per share; issued and outstanding: 29,601,475 shares in 2010
and 29,506,523 shares in 2009	3.0	3.0
Class B Common Stock, $.10 par value; 25,000,000 shares authorized;
10 votes per share; issued and outstanding: 7,173,880 shares in 2010
and 7,193,880 in 2009	0.7	0.7
Additional paid-in capital	397.4	393.7
Retained earnings	458.8	452.1
Accumulated other comprehensive income	6.9	30.1
Total Stockholders' Equity	866.8	879.6
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,569.6	$1,599.2

WATTS WATER TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in millions, except per share information)
(Unaudited)

	First Quarter Ended
	April 4,	March 29,
	2010	2009
Net sales	$319.3	$290.7
Cost of goods sold	201.7	193.7
GROSS PROFIT	117.6	97.0
Selling, general & administrative expenses	88.3	80.0
Restructuring and other charges	3.1	1.2
Other indefinite-lived intangible asset impairment charges	0.2	0.3
OPERATING INCOME	26.0	15.5
Other (income) expense:
Interest income	(0.2)	(0.2)
Interest expense	5.2	5.6
Other	(0.2)	(0.5)
	4.8	4.9
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	21.2	10.6
Provision for income taxes .	9.0	6.5
INCOME FROM CONTINUING OPERATIONS	12.2	4.1
Loss from discontinued operations, net of taxes	(0.3)	(0.7)
NET INCOME	$11.9	$3.4

BASIC EPS
Income (loss) per share:
Continuing operations	$0.33	$0.11
Discontinued operations.	(0.01)	(0.02)
NET INCOME	$0.32	$0.09
Weighted average number of shares	37.1	36.9
DILUTED EPS
Income (loss) per share:
Continuing operations.	$0.33	$0.11
Discontinued operations	(0.01)	(0.02)
NET INCOME	$0.32	$0.09
Weighted average number of shares	37.3	37.0
Dividends per share	$0.11	$0.11

WATTS WATER TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in millions)
(Unaudited)

	First Quarter Ended
	April 4,	March 29,
	2010	2009

OPERATING ACTIVITIES
Net income	$11.9	$3.4
Loss from discontinued operations	(0.3)	(0.7)
Income from continuing operations	12.2	4.1
Adjustments to reconcile net income from continuing operations to net cash provided by continuing operating activities:
Depreciation	8.2	7.6
Amortization of intangibles	3.4	3.2
Stock-based compensation	1.2	1.3
Deferred income taxes (benefit)	(2.3)	(2.0)
Other	0.1	0.1
Changes in operating assets and liabilities, net of effects
from business acquisitions and divestures:
Accounts receivable	(19.2)	9.5
Inventories	(2.9)	18.1
Prepaid expenses and other assets	(1.2)	(3.4)
Accounts payable, accrued expenses and other liabilities	5.2	(20.5)
Net cash provided by continuing operating activities	4.7	18.0

INVESTING ACTIVITIES
Additions to property, plant and equipment	(6.8)	(4.2)
Proceeds from the sale of property, plant and equipment	0.2	0.2
Proceeds from sale of securities	0.3	-
Net proceeds from purchase price settlement	-	1.1
Business acquisitions, net of cash acquired	(0.5)	(0.3)
Net cash used in investing activities	(6.8)	(3.2)

FINANCING ACTIVITIES
Proceeds from long-term borrowings	-	0.3
Payments of long-term debt	(0.2)	(3.8)
Payments of capital lease	(0.4)	(0.3)
Proceeds from exercise of stock options	-	0.1
Tax benefit of stock awards exercised	(0.5)	(0.4)
Dividends	(4.2)	(4.1)
Net cash used in financing activities	(5.3)	(8.2)
Effect of exchange rate changes on cash and cash equivalents	(1.4)	(0.8)
Net cash used in operating activities of discontinued operations	(1.8)	(1.2)
Net cash provided by investing activities of discontinued operations	5.1	-
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(5.5)	4.6
Cash and cash equivalents at beginning of period	258.2	165.6
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$252.7	$170.2

WATTS WATER TECHNOLOGIES, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(Amounts in millions)
(Unaudited)

Net Sales

	First Quarter Ended
	April 4,	March 29,
	2010	2009

North America	$198.5	$177.5
Europe	116.5	108.2
China	4.3	5.0
Total	$319.3	$290.7

Operating Income (Loss)

	First Quarter Ended
	April 4,	March 29,
	2010	2009

North America	$27.6	$14.5
Europe	10.6	9.9
China	(1.1)	(0.2)
Corporate	(11.1)	(8.7)
Total	$26.0	$15.5

Intersegment Sales

	First Quarter Ended
	April 4,	March 29,
	2010	2009

North America	$1.0	$1.1
Europe	2.1	1.9
China	24.5	26.3
Total	$27.6	$29.3